Exhibit 99.1


               Advocat Announces Fourth Quarter And 2003 Results

    FRANKLIN, Tenn., March 22 /PRNewswire-FirstCall/ -- Advocat Inc.
(Nasdaq: AVCA) today announced its results for the fourth quarter and year ended December 31, 2003. The Company reported a net loss from continuing operations of $13.3 million, or $2.47 per diluted common share, in 2003, compared with a net loss from continuing operations of $14.7 million, or $2.73 per diluted common share, in 2002. For the fourth quarter of 2003, Advocat reported net income from continuing operations of $1.9 million, or $0.30, per diluted common share, compared to a net loss from continuing operations of $7.0 million, or $1.29 per diluted common share, in 2002. The results for 2003 and fourth quarter of 2003 include a non-cash expense reduction of $5.8 million resulting from a downward adjustment in the Company's accrual for self-insured risks associated with the settlement of certain professional liability claims.

    The Company's results for the fourth quarter and year ended December 31, 2003 were affected by changes in the accrual for self-insured risks associated with general and professional liability claims. These self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Any increase in the accrual decreases income in the period; and any reduction in the accrual increases income during the period. In the fourth quarter of 2003, the Company made a non-cash $5.8 million downward adjustment in the Company's accrual for self-insured risks associated with general and professional liability claims that increased income by $5.8 million for the quarter. This adjustment was primarily the result of the effects of settlements of certain claims for amounts less than previously estimated.

    Although the Company retains a third-party actuarial firm to assist management in estimating the appropriate accrual for these claims, professional liability claims are inherently uncertain, and the liability associated with anticipated claims is very difficult to estimate. As a result, the Company's actual liabilities may vary significantly from the accrual, and the amount of the accrual may fluctuate by a material amount in any given quarter. Each change in the amount of this accrual will directly affect the Company's reported earnings for the period in which the change in accrual is made. As of December 31, 2003, the Company has reported a liability of $47.2 million, including reported professional liability claims and estimates for incurred but unreported claims. The Company does not have cash or available resources to pay these accrued professional liability claims or any significant portion thereof.


    Reclassification for Discontinued Operations

    In August 2003, the Company entered into a definitive agreement to sell the stock of its wholly owned subsidiary, Diversicare Canada Management Services Co., Inc. ("DCMS"), the Company's Canadian operations. The transaction has been approved by the Company's shareholders, but remains subject to approval by regulatory authorities in Canada. Management expects to receive regulatory approval and close the transaction during the second quarter of 2004. The consolidated financial statements of the Company for 2003 and prior periods have been reclassified to reflect DCMS as a discontinued operation.

    The Company reported income from discontinued operations of $2.1 million, or $0.38 per diluted common share, in 2003, compared to $1.7 million, or $0.31 per diluted common share, in 2002. For the fourth quarter, the Company reported income from discontinued operations of $0.6 million, or $0.09 per diluted common share, compared to $0.5 million, or $0.09 per diluted common share, in 2002.


    Fourth Quarter Results

    Advocat's net revenues from continuing operations increased 18.1% to $52.5 million compared with $44.5 in the fourth quarter of 2002. The increase in fourth quarter net revenues was due to higher patient revenues that increased 20.7% to $49.5 million compared with $41.1 million in the fourth quarter of 2002. Growth in patient revenues was primarily due to a new lease for four Florida nursing homes, increased Medicare utilization, the effects of increased Medicare rates effective October 1, 2003 and increased Medicaid rates in certain states, partially offset by a decline in census in U.S. facilities.

    Resident revenues decreased to $2.9 million in 2003 from $3.4 million in the fourth quarter of 2002. The decline in resident revenues was attributable to the termination of the lease on one assisted living facility during 2003, the closure of another assisted living facility in 2003 and a decline in census compared with the prior year in U.S. assisted living facilities.

    Total expenses of continuing operations decreased to $50.7 million compared with $51.9 million in the fourth quarter of 2002. Operating expenses represented 76.7% of patient and resident revenues for the latest quarter compared with 90.8% of such revenues in the fourth quarter of 2002. The decrease in operating expenses was primarily attributable to the non-cash downward adjustment of the Company's accrual for self-insured risks associated with the settlement of certain professional liability claims, partially offset by operating costs of the four new leased Florida nursing homes, including costs of professional liability claims, and cost increases related to wages and benefits.


    2003 Results

    Net revenues of continuing operations increased to $195.8 million in 2003 compared with $182.0 million in 2002. Patient revenues rose to $183.1 million in 2003 compared with $161.8 million in 2002. Resident revenues were $12.5 million in 2003 compared with $20.1 million in 2002.

    Total expenses of continuing operations were $209.0 million in 2003 compared with $197.1 million in 2002. Operating expenses represented 88.3% of patient and resident revenues for 2003 compared with 86.1% of such revenues in 2002. The increase in operating costs was primarily due to the operating costs of the four new leased Florida nursing homes, including costs of professional liability claims, and cost increases related to wages and benefits, partially offset by the non-cash downward adjustment of the Company's accrual for self-insured risks associated with the settlement of certain professional liability claims.

    The net loss to common stockholders for 2003 was $11.5 million, or $2.09 per diluted common share, compared with $13.3 million, or $2.42 per diluted common share, in 2002.


    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.

    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc .


                                 ADVOCAT INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                    (In thousands, except per share data)

                            For the Three Months      For the Twelve Months
                              Ended December 31,        Ended December 31,
                              2003          2002         2003        2002
    REVENUES:
      Patient revenues, net  $49,548      $41,067     $183,093     $161,821
      Resident revenues        2,939        3,435       12,473       20,142
      Other income                 -            -           82            -
      Interest                    62            7          102           17
                              52,549       44,509      195,750      181,980
    EXPENSES:
      Operating               40,238       40,390      172,591      156,718
      Lease                    3,857        3,528       15,152       16,113
      General and
       administrative          2,762        3,880       11,171       12,137
      Interest                   818        1,011        3,091        3,717
      Depreciation and
       amortization            1,266        1,285        4,937        5,025
      Asset impairment and
       other charges           1,728        1,779        2,092        3,370
                              50,669       51,873      209,034      197,080

    INCOME (LOSS) FROM
      CONTINUING OPERATIONS
      BEFORE INCOME TAXES      1,880       (7,364)     (13,284)     (15,100)
    BENEFIT FOR INCOME TAXES     (15)        (387)           -         (387)
    NET INCOME (LOSS) FROM
      CONTINUING OPERATIONS    1,895       (6,977)     (13,284)     (14,713)
    INCOME FROM DISCONTINUED
      OPERATIONS, NET OF TAX
      PROVISION OF $691,000,
      $456,000 AND $410,000,
      RESPECTIVELY               575          487        2,063        1,710
    NET INCOME (LOSS)          2,470       (6,490)     (11,221)     (13,003)
    PREFERRED STOCK
      DIVIDENDS, ACCRUED
      BUT NOT PAID                71           96          277          269

    NET INCOME (LOSS) FOR
      COMMON STOCK            $2,399      $(6,586)    $(11,498)    $(13,272)

    NET INCOME (LOSS) PER
      COMMON SHARE:
      Per common share -- basic
        Income (loss) from
          continuing
          operations           $0.33       $(1.29)      $(2.47)      $(2.73)
        Income from
          discontinued
          operations            0.11         0.09         0.38         0.31
                               $0.44       $(1.20)      $(2.09)      $(2.42)
      Per common share -- diluted
        Income (loss) from
          continuing
          operations           $0.30       $(1.29)      $(2.47)      $(2.73)
        Income from
          discontinued
          operations            0.09         0.09         0.38         0.31
                               $0.39       $(1.20)      $(2.09)      $(2.42)

    WEIGHTED AVERAGE SHARES:
      Basic                    5,493        5,493        5,493        5,493
      Diluted                  6,363        5,493        5,493        5,493



SOURCE  Advocat, Inc.
    -0-                             03/22/2004
    /CONTACT: William R. Council, III, President and Chief Executive Officer of Advocat Inc., +1-615-771-7575/
    /Web site:
    (AVCA)

CO:  Advocat Inc.
ST:  Tennessee
IN:  HEA
SU:  ERN